Exhibit 99.1

SBT Bancorp, Inc. Reports Second Quarter 2009 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--July 30, 2009--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for The Simsbury Bank & Trust Company, today announced second quarter 2009 net income of $221,000 and net income available to common shareholders of $157,000 or $0.18 per diluted share. For the six months ended June 30, 2009, net income amounted to $367,000 and net income available to common shareholders equaled $300,000 or $0.35 per diluted share.

Key items for the quarter include:

  Driven by strong deposit growth, total assets grew by $43 million, or 19%, compared to June 30, 2008 resulting in a 7% increase in net interest income.
  While the Company’s loan portfolio remains relatively low risk with exposure to commercial real estate loans at a conservative level, the Company’s loan loss reserve coverage ratio was increased to 1.19% of total loans and 152% of non-performing loans.
  The Company’s capital position remained very strong, with capital ratios well in excess of well-capitalized regulatory standards.
  An increase in FDIC insurance premiums negatively impacted operating expenses.
  During the quarter, the Company paid its first preferred stock dividend.

The Company’s previous year’s net income was impacted by non-recurring income of $328,000 for Bank Owned Life Insurance death benefits. Excluding this item, second quarter 2008 net income and net income available to common shareholders would have been $170,000 or $0.20 per diluted share. The following table compares 2009 to 2008 excluding this non-recurring item:

Excluding 2008 Non-Recurring Item
	For the Quarter Ended		Year to Date
	06/30/09	06/30/08	06/30/09	06/30/08
Net Income (000)	$221	$170	$367	$297
Income Available to Common Shareholders (000)	$157	$170	$300	$297
Diluted Income Per Share	$0.18	$0.20	$0.35	$0.35

On June 30, 2009, loans outstanding were $179 million, an increase of $1 million, over a year ago. Since June 30, 2008, commercial loans increased by 8% and residential mortgages by 2%. Mortgage loan growth does not reflect the $3.2 million in mortgages originated but sold as part of the Bank’s asset / liability management strategy. Sale of these mortgages resulted in a $43,000 contribution to fee income. Asset quality continued to be stable. At June 30, 2009, loans 30 days or more past due, including non-performing loans, totaled $2.6 million, or 1.46% of total loans compared to $2.9 million, or 1.63% at March 31, 2009. Non-performing loans were $1.4 million, or 0.78% of total loans compared to $911 thousand at March 31, 2009, or 0.50% of loans. Total exposure to builder and land development loans and non-owner occupied commercial real estate remained relatively low compared to many peer banks at $13.1 million on June 30, 2009, equal to 7% of total loans and 62% of total capital. With a loan loss provision of $78,000 during the quarter, the Company’s allowance for loan losses at June 30, 2009 was $2.132 million or 1.19% of total loans compared to the previous year’s quarter-end allowance for loan losses of $2.036 million or 1.14% of total loans and the March 31, 2009 total of $2.061 million or 1.14% of loans.

Core deposits (Demand, Savings, and NOW accounts) grew by $10 million or 7% over the past twelve months. Total deposits ended the quarter at $243 million, an increase of $43 million, or 22%, over a year ago. The Bank’s deposit mix continued to be favorable with 31% checking, 30% savings and 39% certificates of deposit contributing to a relatively low cost of funds of 1.43%.

The Company's taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) increased by 8 basis points from 3.49% in the first quarter of 2009 to 3.57% in the second quarter of 2009. The margin declined by 48 basis points when compared to the second quarter of 2008.

Total revenues, consisting of net interest and dividend income plus non-interest income, were $2,559,000 in the second quarter of 2009. Revenues for the second quarter of 2008 were impacted by non-recurring revenue of $328,000 for Bank Owned Life Insurance death benefit income. Excluding this item, second quarter 2008 total revenues were $2,366,000. Compared to 2008, second quarter 2009 total revenues, excluding non-recurring items, increased by $193,000, or 8%. The primary contributor to revenue enhancement over this period was an increase in net interest income resulting from deposit, loan, and investment portfolio growth.

Total non-interest expenses for the second quarter were $2,175,000, an increase of $150,000 or 7% over the second quarter of 2008 primarily due to an increase in FDIC insurance premium and one-time professional fees related to issuing preferred stock. Salary and benefit expenses increased 1% due to the filling of open positions. Premises and equipment expenses have declined 5% year to date.

Capital levels for The Simsbury Bank & Trust Company remain well in excess of those required to meet the regulatory “well-capitalized” designation.

Capital Ratios 06/30/09
	The Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.85%	5.00%
Tier 1 Risk-Based Capital Ratio	12.67%	6.00%
Total Risk-Based Capital Ratio	13.92%	10.00%

“During the past three quarters, we have experienced very strong deposit growth, a clear indication that Simsbury Bank is a strong and vibrant banking partner during this time of economic uncertainty,” said Martin J. Geitz, SBT Bancorp President & CEO. “Very low short-term interest rates, including bank prime lending rates, coupled with increasing loan delinquencies continue to negatively impact earnings at all financial institutions. Though we have seen an increase in loan delinquencies recently, the overall quality of our loan portfolio remains very sound. As we manage through this difficult economic period, we will continue to focus on increasing shareholder value by building profitable banking relationships, diversifying our sources of revenue, and serving our customers’ full range of financial services needs.”

SBT Bancorp Inc.’s wholly owned subsidiary, Simsbury Bank & Trust Company, is an independent, locally-controlled, customer-friendly commercial bank for businesses and consumers. The Bank has approximately $260 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. SBT Bancorp, Inc. is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT BANCORP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	6/30/2009	12/31/2008	6/30/2008
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$13,011	$11,392	$18,992
Interest-bearing deposits with Federal Home Loan Bank	55	116	65
Federal funds sold	7,870	1,800	2,000
Money market mutual funds	8,882	3,027	287
Cash and cash equivalents	29,818	16,335	21,344

Interest-bearing time deposits with other bank	5,398	7,320	-
Investments in available-for-sale securities (at fair value)	45,507	32,997	20,241
Federal Home Loan Bank Stock, at cost	631	631	631

Loans outstanding	178,559	180,091	178,079
Less allowance for loan losses	2,132	2,017	2,036
Loans, net	176,427	178,074	176,043

Premises and equipment	747	846	1,083
Accrued interest receivable	921	836	766
Bank owned life insurance	3,759	1,204	1,181
Other assets	2,639	2,513	1,784
Total other assets	8,066	5,399	4,814

TOTAL ASSETS	$265,847	$240,756	$223,073

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Demand deposits	$40,513	$38,288	$41,707
Savings and NOW deposits	108,505	98,264	97,266
Time deposits	93,898	84,327	60,616
Total deposits	242,916	220,879	199,589

Federal Home Loan Bank advance	-	1,000	500
Securities sold under agreements to repurchase	757	577	4,553
Other liabilities	1,096	1,454	899
Total liabilities	244,769	223,910	205,541

Stockholder's equity:
Preferred Stock - Class A	3,781	-	-
Preferred Stock - Class B	228	-	-
Common stock, no par value; authorized 2,000,000 shares;
issued and outstanding 864,976 shares on 6/30/2009, 12/31/2008 and 6/30/2008	9,358	9,328	9,263
Retained earnings	7,766	7,543	8,812
Accumulated other comprehensive loss	(55)	(25)	(543)
Total shareholders' equity	21,078	16,846	17,532

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$265,847	$240,756	$223,073

SBT BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except for per share amounts)

	For the quarter ended		Year to Date
	6/30/2009	6/30/2008	6/30/2009	6/30/2008
Interest and dividend income
Interest and fees on loans	$2,399	$2,414	$4,807	$4,808
Investment securities	478	269	900	585
Federal funds sold and overnight deposits	4	44	9	85
Total interest and dividend income	2,881	2,727	5,716	5,478

Interest expense
Deposits	729	696	1,544	1,544
Repurchase agreements	1	22	4	33
Federal Home Loan Bank advances	-	-	7	2
Total interest expense	730	718	1,555	1,579

Net interest and dividend income	2,151	2,009	4,161	3,899

Provision for loan losses	78	100	130	200

Net interest and dividend income after provision for loan losses	2,073	1,909	4,031	3,699

Noninterest income
Service charges on deposit accounts	134	121	236	234
Gain on sale of available for sale securities	-	10	-	10
Other service charges and fees	148	152	268	282

Increase in cash surrender value of life insurance policies	42	14	55	38
BOLI death benefit income	-	328	-	328
Gain on loans sold	40	-	43	-
Investment services fees and commissions	17	30	47	46
Other income	27	30	46	44
Total noninterest income	408	685	695	982

Noninterest expense
Salaries and employee benefits	1,022	1,010	2,069	2,041
Premises and equipment	363	368	736	777
Advertising and promotions	99	106	179	170
Forms and supplies	48	45	88	83
Professional fees	162	72	270	100
Directors fees	33	34	66	67
Correspondent charges	73	59	139	112
Postage	24	30	49	58
Other expenses	351	301	618	507
Total noninterest expense	2,175	2,025	4,214	3,915

Income before taxes	306	569	512	766
Income tax provision	85	71	145	141

Net income	$221	$498	$367	$625

Less: Preferred stock dividend and accretion	$64	$-	$67	$-

Net income available to common shareholders	$157	$498	$300	$625

Average shares outstanding, basic	864,976	859,031	864,976	855,029
Net income per share, basic	$0.18	$0.58	$0.35	$0.73

Average shares outstanding, assuming dilution	864,976	862,729	864,976	860,791
Net income per share, assuming dilution	$0.18	$0.58	$0.35	$0.73

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, 860-408-5493
EVP & CFO
Fax: 860-408-4679
abisceglio@simsburybank.com